Exhibit 10.11(b)

        January 20, 2004

Scott Gilbertson

Dear Scott:

        This letter agreement ("Letter Agreement") will confirm our understanding of the arrangements under which your employment with J. Crew Group, Inc., J. Crew Operating Corp. and all of their subsidiaries and affiliates (collectively, the "Company") is terminated. These terms and conditions are set out below.

  1.
  The parties hereby acknowledge and confirm that your employment with the Company is terminated effective as of January 31, 2004 (the "Termination Date").

  2.
  Subject to this Letter Agreement becoming effective (as described in Paragraph 17 hereof), the Company will continue to pay you your base salary of $450,000 per annum for the eighteen (18) month period beginning on the day immediately following the Termination Date, payable in accordance with the Company's regular payroll practices for its employees, and will also pay you your full annual Bonus for fiscal year 2003, which will not be less than $175,000 (as described in your Employment Agreement between you, J. Crew Group, Inc. and J. Crew Operating Corp., dated January 27, 2003, as amended by letter dated January 9, 2004, the "Employment Agreement"). The foregoing payments shall be reduced by any required tax withholdings and shall not be taken into account as compensation and no service credit shall be given after the Termination Date for purposes of determining the benefits payable under any other plan, program, agreement or arrangement of the Company. You acknowledge that, except for the foregoing payments, you are not entitled to any payment by the Company in the nature of either severance or termination pay or other compensation of any kind.

  3.
  As of the Termination Date, subject to this Letter Agreement becoming effective (as described in Paragraph 17 hereof), you will vest in the following options: (i) option to purchase 27,896 shares of common stock of J. Crew Group, Inc. ("Common Stock") at $6.82 per share, (ii) option to purchase16,738 shares of Common Stock at $25.00 per share, and (iii) option to purchase 16,738 shares of Common Stock at $35.00 per share (collectively, the "Vested Options"). In addition, you had unvested options to purchase (i) 83,689 shares of Common Stock at $6.82 per share, (ii) 50,213 shares of Common Stock at $25.00 per share, and (iii) 50,213 shares of Common Stock at $35.00 per share (collectively, the "Unvested Options"). You acknowledge that all of the Vested Options will terminate on the second anniversary of the Termination Date (i.e. January 31, 2006) and that all of the Unvested Options terminated on January 9, 2004.

    As of the Termination Date, you also have vested options to purchase 25,000 shares of Common Stock at $6.82 per share and 28,000 shares of Common Stock at $10.00 per share (collectively, the "Previously Vested Options"). You acknowledge that all of the Previously Vested Options will terminate on the earlier of (i) 90 days after the termination of your Employment for other than for cause, death or disability, (ii) one year after termination of your Employment by reason of death or disability, (iii) the commencement of business on the date your Employment is or is deemed to have been terminated for cause, or (iv) the tenth anniversary of the grant date of the Previously Vested Options. For purposes of the Previously Vested Options only, "your Employment" shall mean employment with any of the following: J.Crew Group, Inc., any other portfolio company of the Texas Pacific Group or SRB Inc.

    As of the Termination Date, subject to this Letter Agreement becoming effective (as described in Paragraph 17 hereof), you will also vest in 27,896 restricted shares of Common Stock. In addition, you had 83,689 unvested restricted shares of Common Stock. You acknowledge that all of the unvested restricted shares were forfeited on January 9, 2004 and have been or will immediately be returned to the Company.

    Except as provided herein, the options described above will continue to be governed by the relevant option plan and grant agreements and the restricted shares of Common Stock as well as any shares of Common Stock acquired pursuant to the exercise of any option will continue to be governed by the Stockholders Agreement, dated February 12, 2003.

  4.
  By signing this Letter Agreement, you agree that in exchange for the consideration set forth herein, you hereby voluntarily, fully and unconditionally release and forever discharge the Company, Parent, their present and former parent corporation(s), subsidiaries, divisions, affiliates and otherwise related entities and their respective incumbent and former employees, directors, plan administrators, officers and agents, individually and in their official capacities (collectively, the "Releasees"), jointly and severally from any and all charges, actions, causes of action, demands, debts, dues, bonds, accounts, covenants, contracts, liabilities, or damages of any nature whatsoever, whether now known or claimed, to whomever made, which you, your heirs or successors have or may have against any or all of the Releasees for or by reason of any cause, nature or thing whatsoever, up to the present time, including without limitation any claim or cause of action arising out of or related to your employment with the Company, the termination of such employment and the Employment Agreement, including, by way of examples and without limiting the broadest application of the foregoing, any actions, causes of action, or claims under any contract or federal, state or local decisional law, statues, regulations or constitutions, any claims for notice, pay in lieu of notice, wrongful dismissal, breach of contract, defamation or other tortious conduct, discrimination on the basis of actual or perceived disability, age, sex, race or any other factor (including, without limitation, any claim pursuant to Title VII of the Civil Rights Act of 1964, Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, as amended, the Family and Medical Act of 1993, the Equal Pay Act of 1963, the Fair Labor Standards Act, the State, City and local laws of New York, and the equal employment law or laws of the state and/or city in which you work), any claim pursuant to any other applicable employment standards or human rights legislation or for severance pay, salary, bonus, incentive or additional compensation, vacation pay, insurance, other benefits, interest, and/or attorney's fees. You acknowledge that this general release is not made in connection with an exit incentive or other employment termination program offered to a group or class of employees.

    If you have made or should hereafter make any complaint, charge, claim, allegation or demand, or commence or threaten to commence any action, complaint, charge, claim or proceeding, against any or all of the Releasees for or by reason of any cause, matter or thing whatsoever existing up to the present time, this Letter Agreement may be raised as and shall constitute a complete bar to any such action, complaint, charge, claim, allegation or proceeding, and, subject to a favorable ruling by a tribunal of final jurisdiction, the Releasees shall recover from you, and you shall pay to the Releasees, all costs incurred by them, including their attorneys' fees, as a consequence of any such action, complaint charge, claim, allegation or proceeding; provided, however, that this shall not limit you from enforcing your rights under this Letter Agreement, and in the event any action is commenced to enforce your rights under this Letter Agreement, each party shall bear its own legal fees and expenses; and provided further, however, that this is not intended to interfere with your right to file a charge with the Equal Employment Opportunity Commission ("EEOC") in connection with any claim you believe you may have against any Releasee. However, by signing this Letter Agreement, you agree to waive any right to recover in any proceeding you may bring before the EEOC (or any state human rights commission) or in any proceeding brought by the EEOC (or any state human rights commission) on your behalf.

    You specifically release all claims under the Age Discrimination in Employment Act ("ADEA") relating to your employment and its termination.

  5.
  You hereby agree and acknowledge that you shall be bound by and comply with the restrictive covenants provided in Sections 8, 9 and 10 of the Employment Agreement (the "Restrictive Covenants"), and that such Restrictive Covenants are hereby made part of this Letter Agreement as if specifically restated herein and that the payments described in Section 2 above that you are receiving are subject to and contingent upon your compliance with Restrictive Covenants.

  6.
  You acknowledge and agree that, notwithstanding any other provision of this Letter Agreement, if you breach any of your obligations under this Letter Agreement or any Restrictive Covenant, (a) you will forfeit your right to receive the payments and benefits described in Section 2 above (to the extent the payments were not theretofore paid) and the Company shall be entitled to recover any payments already made to you or on your behalf, (b) the Vested Options shall expire as of the date of such breach to the extent not theretofore exercised and, if exercised as of the date of such breach, you shall immediately reimburse the Company for the profit upon exercise (such profit calculated as the difference between the (i) greater of either the Fair Market Value (as defined in the J.Crew Group, Inc. 2003 Equity Incentive Plan) of a share of Common Stock on the date of exercise or the amount paid by the Company to you per share of Common Stock for the purchase of the shares acquired upon exercise, and (ii) exercise price, times the number of options exercised).

  7.
  You hereby agree that the breach of any Restrictive Covenant may cause the Company to suffer irreparable harm for which money damages would not be an adequate remedy and therefore, if you breach a Restrictive Covenant, the Company would be entitled to temporary and permanent injunctive relief in any court of competent jurisdiction (without the need to post any bond) without prejudice to any other remedies under this Letter Agreement or otherwise. You hereby waive the claim or defense that the Company has an adequate remedy at law and you shall not argue in any action or proceeding that any such remedy at law exists.

  8.
  You agree that, in the event that you are served with legal process or other request purporting to require you to testify, plead, respond or defend and/or produce documents at a legal proceeding, threatened proceeding, investigation or inquiry involving the Releasees, you will: (1) refuse to provide testimony or documents absent a subpoena, court order or similar process from a regulatory agency; (2) within three (3) business days or as soon thereafter as practical, provide oral notification to the Company's General Counsel of your receipt of such process or request to testify or produce documents; and (3) provide to the Company's General Counsel by overnight delivery service a copy of all legal papers and documents served upon you. You further agree that in the event you are served with such process, you will meet and confer with the Company's designee(s) in advance of giving such testimony or information. You also agree to cooperate fully with the Releasees in connection with any existing or future litigation against the Releasees, whether administrative, civil or criminal in nature, in which and to the extent the Releasees deem your cooperation necessary. The Company agrees to reimburse you for your reasonable out-of-pocket expenses incurred in connection with the performance of your obligations under this Section 8.

  9.
  This Letter Agreement does not constitute an admission of liability or wrongdoing of any kind by you or the Company or its affiliates.

  10.
  The terms of this Letter Agreement shall be binding on the parties hereto and their respective successors, assigns, heirs and representatives.

  11.
  This Letter Agreement constitutes the entire understanding of the Company and you with respect to the subject matter hereof and supersedes all prior understandings, written or oral. The terms of this Letter Agreement may be changed, modified or discharged only by an instrument in writing signed by the parties hereto. A failure of the Company or you to insist on strict compliance with any provision of this Letter Agreement shall not be deemed a waiver of such provision or any other provision hereof. If any provision of this Letter Agreement is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

  12.
  This Letter Agreement shall be construed, enforced and interpreted in accordance with and governed by the laws of the State of New York.

  13.
  The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Letter Agreement and has contributed to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Letter Agreement. Rather, the terms of this Letter Agreement shall be construed fairly as to both parties hereto and not in favor or against either party.

  14.
  This Letter Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which counterpart, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same agreement.

  15.
  You acknowledge that, by your free and voluntary act of signing below, you agree to all of the terms of this Letter Agreement and intend to be legally bound thereby.

  16.
  You acknowledge that you have received this Letter Agreement on or before January 20, 2004. You understand that you may consider whether to agree to the terms contained herein for a period of twenty-one (21) days after the date hereof. However, the operation of the provisions of Sections 2 through 4 above may be delayed until you execute this Letter Agreement and return it to the Company and it becomes effective as provided below. You acknowledge that you have consulted with an attorney prior to your execution of this Letter Agreement or have determined by your own free will not to consult with an attorney.

  17.
  This Letter Agreement will become effective, enforceable and irrevocable seven days after the date on which it is executed by you (the "Effective Date"). During the seven-day period prior to the Effective Date, you may revoke your agreement to accept the terms hereof by indicating in writing to the Company's General Counsel your intention to revoke. If you exercise your right to revoke hereunder, you shall forfeit your right to receive any of the payments and other benefits provided for herein, and to the extent such payments or benefits have already been made, you agree that you will immediately reimburse the Company for the value of such payments and benefits.

        If the foregoing correctly reflects our understanding, please sign the enclosed copy of this Letter Agreement, whereupon it will become a binding agreement between us.

J. CREW GROUP, INC. J. CREW OPERATING CORP.

_________________________________ Lynda Markoe Vice-President, Human Resources

AGREED TO AND ACCEPTED:

_________________________________ Scott Gilbertson
Dated: _____________________, 2004
Acknowledgment
STATE OF ______________________ )
ss:
COUNTY OF ____________________ )

On the day of , 2004, before me personally came Scott Gilbertson, who, being by me duly sworn, did depose and say that he resides at , and did acknowledge and represent that he has had an opportunity to consult with attorneys and other advisers of his choosing regarding the Letter Agreement set forth above, that he has reviewed all of the terms of the Letter Agreement and that he fully understands all of its provisions, including without limitation, the general release and waiver set forth therein.

_________________________________ Notary Public
Dated: _____________________, 2004